EXHIBIT 23.1

KPMG Audit Plc
1 Puddle Dock London EC4V 3PD United Kingdom	Tel +44 (0) 20 7311 2489 Fax +44 (0) 20 7311 3311 DX 38050 Blackfriars

The Board of Directors

Telewest Global, Inc.

26 November 2003

We consent to the use of our report included herein and to the references to our firm under the heading “Experts” in the shareholders’ circular and prospectus.

Our report dated March 26, 2003 contains an explanatory paragraph that states that Telewest Communications plc and its subsidiaries (the ‘Group’) is undergoing financial restructuring and that this raises substantial doubt about the Group’s ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG Audit Plc

KPMG Audit Plc Chartered Accountants

KPMG Audit Plc, a company incorporated under the UK Companies Acts, is a member of KPMG International, a Swiss non operating association	Registered in England No. 3110745 Registered office 8 Salisbury Square London EC4Y 8BB